Exhibit 99.1
Contact:
John L. McManus
President
(949) 481-9825

Aeolus Pharmaceuticals Announces Fiscal Year 2005 Financial Results

SAN DIEGO, California, December 27, 2005 -- Aeolus Pharmaceuticals, Inc. (OTC Bulletin Board: AOLS.OB), a developer of a new class of disease-modifying compounds with potent activity in pre-clinical models of central nervous system diseases and oncology, announced today financial results for its fiscal year ended September 30, 2005. Aeolus reported a net loss of $6,905,000, or $0.49 per share, for the fiscal year ended September 30, 2005, compared to a loss of $17,302,000, or $2.06 per share, for the fiscal year ended September 30, 2004, a comparative decrease of 60%. For the three months ended September 30, 2005, the Company reported a net loss of $1,653,000, or $0.12 per share, compared to a loss of $2,048,000, or $0.15 per share, for the three months ended September 30, 2004, a comparative decrease of 19%.

“Fiscal 2005 was a year of tremendous progress for Aeolus”, stated John L. McManus, President. “We successfully streamlined our operations to reduce our general and administrative expenses, and now we are focusing our financial resources on both our clinical development program and our efforts to move several of our additional compounds into the clinical development stage. At the same time, we completed a Phase I single dose escalating study of AEOL 10150 in patients diagnosed with ALS, initiated a multiple dose study of AEOL 10150 in ALS patients and launched the Aeolus Pipeline Initiative with other Aeolus compounds being tested in Parkinson’s disease, cystic fibrosis, radiation therapy protection and tumor therapy, chronic obstructive pulmonary disease (COPD), and stroke.” Richard P. Burgoon, Jr., Chief Executive Officer, stated “With the completion of our $2.5 million financing commitment in November, we are prudently positioned to complete the multiple dose Phase 1 study of AEOL 10150 in patients diagnosed with ALS by February of 2006, and we expect to have more data from the Pipeline Initiative to announce early in 2006 with an eye towards selection of one or two of our new compounds in two different Pipeline areas for clinical development.”

Fiscal 2005 research and development expenses were lower than fiscal 2004 as the Company shifted its operational focus and research and development spending to conducting Phase I studies of AEOL 10150 for the possible treatment of ALS and our Pipeline Initiative. During fiscal year 2004, the primary operational focus for the Company was on preclinical pharmacology and toxicology tests on AEOL 10150. Based on its proprietary rights to 200 compounds that have been developed over the previous ten years, the Company decided to eliminate its research staff in 2004 and to utilize outside organizations to conduct late stage pre-clinical studies of its compounds.

General and administrative expenses were significantly lower in fiscal 2005 compared to fiscal 2004 as a result of the Company’s restructuring efforts. For the quarter ended September 30, 2005, general and administrative expenses were $778,000, and included a $217,000 non-cash charge resulting from the termination of the lease on our former headquarters in North Carolina. In August, the Company relocated to Southern California and the relocation is expected to reduce general and administrative expenses in fiscal year 2006 and beyond. Earnings for fiscal year ended September 30, 2005 included $490,000 of non-recurring charges related to the discontinuation of the employment contract with Aeolus’ former Chief Financial Officer and $217,000 associated with the relocation of our headquarters from North Carolina to Southern California.

As of September 30, 2005, the Company had $626,000 in cash and cash equivalents and 14,038,000 shares outstanding. On November 21, 2005, the Company completed a $2.5 million financing from existing shareholders. The funds raised are expected to be used almost exclusively for development of the Company’s lead drug candidate AEOL-10150 and selected compounds under the Aeolus Pipeline Initiative.

About Aeolus Pharmaceuticals

Aeolus is developing a variety of therapeutic agents based on its proprietary small molecule catalytic antioxidants, with AEOL 10150 being the first to enter human clinical evaluation. AEOL 10150 is a patented, small molecule catalytic antioxidant that has shown the ability to scavenge a broad range of reactive oxygen species, or free radicals. As a catalytic antioxidant, AEOL 10150 mimics and thereby amplifies the body’s natural enzymatic systems for eliminating these damaging compounds. Because oxygen-derived free radicals are believed to have an important role in the pathogenesis of many diseases, Aeolus’ catalytic antioxidants are believed to have a broad range of potential therapeutic uses.

The statements in this press release that are not purely statements of historical fact are forward-looking statements. Such statements include, but are not limited to, those relating to Aeolus’ product candidates, as well as its proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Aeolus’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Important factors that could cause results to differ include risks associated with uncertainties of progress and timing of clinical trials, scientific research and product development activities, difficulties or delays in development, testing, obtaining regulatory approval, the need to obtain funding for pre-clinical and clinical trials and operations, the scope and validity of intellectual property protection for Aeolus’ product candidates, proprietary technologies and their uses, and competition from other biopharmaceutical companies. Certain of these factors and others are more fully described in Aeolus’ filings with the Securities and Exchange Commission, including, but not limited to, Aeolus’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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AEOLUS PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenue
Grant income	$16	$131	$252	$305

Costs and expenses:
Research and development	894	1,551	4,515	8,295
General and administrative	778	549	2,674	3,987
Total costs and expenses	1,672	2,100	7,189	12,282

Loss from operations	(1,656)	(1,969)	(6,937)	(11,977)
Interest expense, net	3	(79)	32	(5,190)

Net loss	(1,653)	(2,048)	(6,905)	(17,167)

Preferred stock dividend accreted	-	-	-	(135)

Net loss attributable to common stockholders	$(1,653)	$(2,048)	$(6,905)	$(17,302)

Net loss per weighted share attributable to common stockholders:
Basic and diluted	$(0.12)	$(0.15)	$(0.49)	$(2.06)

Weighted average common shares outstanding:
Basic and diluted	14,008	13,944	13,976	8,388

Selected Balance Sheet Items:
(in thousands)
	September 30, 2005	September 30, 2004

Cash and marketable securities	$626	$7,381
Total assets	$937	$7,856
Stockholders' equity	$(932)	$5,532